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                       July 21, 2022

       William Fung
       Chief Executive Officer
       AMTD IDEA GROUP
       23/F Nexxus Building
       41 Connaught Road Central
       Hong Kong

                                                        Re: AMTD IDEA GROUP
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            Filed on April 18,
2022
                                                            Form 20-F for the
fiscal year ended December 31, 2020
                                                            Filed on April 28,
2021
                                                            File No. 001-39006

       Dear Mr. Fung:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance